Exhibit 3.44.1
SECOND AMENDED AND RESTATED
ARTICLES OF INCORPORATION
NAVIOS HANDYBULK INC.
     The undersigned, the President and the Secretary of Navios Handybulk Inc., a corporation incorporated under the laws of the Republic of The Marshall Islands (the “Corporation”), for the purpose of amending and restating the Articles of Incorporation of the Corporation pursuant to Sections 88 and 93 of the Associations Law of the Republic of the Marshall Islands, 1990, as amended, hereby certify as follows:
1.	The name of the Corporation is NAVIOS HANDYBULK INC.

2.	The Articles of Incorporation of the Corporation were filed with the Registrar of Corporations of The Republic of The Marshall Islands on December 11, 1998, which is the date upon which existence of the Corporation commenced.

3.	The Articles of Merger of the Corporation were filed on December 23, 1998.

4.	The Amended and Restated Articles of Incorporation were filed with the Registrar of Corporations on August 31, 2000.

5.	The purposes of the amendments effected hereby are to eliminate certain restrictions regarding the management of the Corporation, including the number of directors, the specification of certain corporate actions for which approval of at least four of the directors of the Corporation was required, the method of election of directors and the quorum for shareholders’ and directors’ meetings.

6.	This Amendment and Restatement of the Articles of Incorporation has been authorized by actions of the Board of Directors and Shareholders of the Corporation.

7.	The Articles of Incorporation as heretofore amended and restated are hereby further amended in their entirety and restated as follows:
A.	The name of the Corporation is NAVIOS HANDYBULK INC.

B.	The purpose of the Corporation is to engage in any lawful act or activity for which corporations may now or hereafter be organized under the Marshall Islands Business Corporations Act.

C.	The registered address of the Corporation in the Marshall Islands is Trust Company Complex, Ajeltake Island, P.O. Box 1405, Majuro, Marshall Islands, MH96960. The name of the Corporation’s registered agent at such address is the Trust Company of the Marshall Islands, Inc.

D.	The aggregate number of shares of stock that the Corporation is authorized to issue is 500 (Five Hundred) shares in registered form with a par value of Ten Cents ($0.10) per share.

E.	The Board of Directors as well as the shareholders of the Corporation shall have the authority to adopt, amend or repeal the Bylaws of the Corporation

F.	The Corporation shall have every power which a corporation now or hereafter organized under the Marshall Islands Business Corporations Act may have.
     IN WITNESS WHEREOF, we have executed this instrument on the 21st day of March, 2003.

NAVIOS HANDYBULK INC.		NAVIOS HANDYBULK INC.

By:	/s/ Anthony R. Whitworth	By:	/s/ Bruce C. Hoag
	Anthony R. Whitworth,		Bruce C. Hoag,
	President		Secretary